Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – November 5, 2009

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Q3 Sales Increase 6%

PHILADELPHIA, PA November 5, 2009 (GLOBENEWSWIRE) - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands, today announced sales for the three and nine months ended October 31, 2009.

For the third quarter of fiscal 2010, total Company net sales increased by 6% over the same quarter last year to $506 million. Comparable retail segment net sales, which include our direct-to-consumer channels, increased 2%. Comparable store net sales at Anthropologie rose 3% while Free People and Urban Outfitters declined 13% and 5%, respectively. Total Company comparable store net sales declined 2%. Direct-to-consumer net sales jumped 21% and wholesale segment net sales declined 10%.

“We were pleased to see continued sales momentum during the third quarter,” said Glen T. Senk, Chief Executive Officer. “Our comparable sales steadily improved each month during the period despite substantial prior year comparisons. Considering the improved trend and weaker comparisons in last year’s fourth quarter, we believe we are well positioned entering into the Holiday Season,” finished Mr. Senk.

Net sales for the three and nine months were as follows:

	Three months ended October 31,		Nine months ended October 31,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Urban Outfitters stores	$202,322	$208,325	$532,275	$557,927
Anthropologie stores	181,620	158,852	493,109	470,063
Free People stores	10,486	9,701	27,014	23,319
Terrain	1,207	1,266	4,822	4,491

Net store sales	395,635	378,144	1,057,220	1,055,800

Direct-to-consumer	79,772	65,916	211,508	184,662

Retail segment net sales	475,407	444,060	1,268,728	1,240,462

Wholesale segment net sales	30,493	33,893	80,594	86,078

Total net sales	$505,900	$477,953	$1,349,322	$1,326,540

During the nine months ended October 31, 2009, the Company has opened a total of 25 new stores including: 9 new Urban Outfitters stores, 12 new Anthropologie stores including our first Anthropologie store in Europe, and 4 new Free People stores. The Company expects to open 32 to 34 new stores during the full fiscal year. The Company will release earnings results for the three and nine months ended October 31, 2009 on November 12, 2009.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 151 Urban Outfitters stores in the United States, Canada, and Europe, 2 web sites and a catalog; 133 Anthropologie stores in the United States and Europe, a web site, catalog and Leifsdottir, Anthropologie’s wholesale concept; Free People Wholesale, which sells its product to approximately 1,400 specialty stores and select department stores; 34 Free People stores, a web-site and catalog; and 1 Terrain garden center as of October 31, 2009.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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